Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 5900 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX AMERICA • ASIA PACIFIC • EUROPE

August 21, 2026

Enterprise Products Partners L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Partnership of up to $2,538,500,000 of common units representing limited partner interests of the Partnership (the “Common Units”), on terms to be determined at the time of the offering thereof.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement and the exhibits thereto; (ii) the Certificate of Limited Partnership of the Partnership, as amended to date (the “Certificate of Limited Partnership”); (iii) the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 30, 2020 (the “Partnership Agreement”); (iv) the Certificate of Formation of Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date (the “GP Certificate”); (v) the Sixth Amended and Restated Limited Liability Company Agreement of the General Partner, dated effective as of August 9, 2022, as amended to date (the “GP LLC Agreement”); (vi) the resolutions (the “Resolutions”) adopted by the board of directors of the General Partner (the “Board”) relating to the Registration Statement; (vii) the Registration Statement; and (viii) the prospectus contained in the Registration Statement (the “Prospectus”). We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership, the General Partner and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Partnership and the General Partner.

Sidley Austin (TX) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Enterprise Products Partners, L.P.

August 21, 2026

We have also assumed that, at the time of the issuance, sale and delivery of any of the Common Units: (i) the Common Units being offered will be issued and sold as contemplated in the Registration Statement, the Prospectus and any prospectus supplement relating thereto; (ii) the authorization thereof by the Partnership will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (iii)(A) the Certificate of Limited Partnership and the Partnership Agreement and (B) the GP Certificate and the GP LLC Agreement, in each case as currently in effect, will not have been modified or amended in any manner that would affect any legal conclusion set forth herein.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that with respect to an offering of Common Units covered by the Registration Statement, (x) such Common Units will be validly issued and (y) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations, when: (i) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act; (ii) a prospectus supplement with respect to the sale of such Common Units shall have been filed with the SEC in compliance with the Securities Act and the rules and regulations thereunder; (iii) the Board or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Certificate of Limited Partnership, the Partnership Agreement, the GP Certificate and the GP LLC Agreement and the Resolutions authorizing the issuance and sale of such Common Units; and (iv) certificates representing such Common Units shall have been duly executed, countersigned and registered and duly delivered in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the agreed consideration therefor or, if any such Common Units are to be issued in uncertificated form, the Partnership’s books shall reflect the issuance of such Common Units in accordance with the applicable definitive purchase, underwriting or similar agreement upon payment of the agreed consideration therefor.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Enterprise Products Partners, L.P.

August 21, 2026

Very truly yours,

/s/ SIDLEY AUSTIN LLP